Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2016

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 28, 2016 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2016 results:  Revenues in the second quarter 2016 were $32.9 million, compared to $32.5 million in the comparable prior year quarter, an increase of $0.4 million, or 1.3%.  Revenues from the Company’s lime and limestone operations in the second quarter 2016 increased $0.6 million, or 1.9%, to $32.4 million from $31.8 million in the comparable 2015 quarter, while revenues from its natural gas interests decreased $0.2 million, or 24.9%, to $0.5 million from $0.7 million in the comparable prior year quarter.  For the six months ended June 30, 2016, revenues were $66.5 million, compared to $62.5 million in the comparable 2015 period, an increase of $4.0 million, or 6.3%.  Revenues from the Company’s lime and limestone operations in the first six months 2016 increased $4.4 million, or 7.2%, to $65.5 million from $61.1 million in the comparable 2015 period, while revenues from its natural gas interests decreased $0.4 million, or 31.8%, to $0.9 million from $1.4 million in the comparable prior year period.

The increases in lime and limestone revenues in the second quarter and first six months 2016, as compared to last year’s comparable periods, resulted primarily from increased sales volumes of the Company’s lime and limestone products due to increased demand, principally from its construction customers, partially offset by reduced demand from its oil and gas services customers. In both the 2016 and 2015 second quarters, demand from the Company’s construction customers was adversely impacted due to numerous days of rainfall during each of the quarters.  Prices realized for the Company’s lime and limestone products in the second quarter 2016 were slightly lower compared to the second quarter 2015 and slightly higher in the first six months 2016 compared to the first six months 2015.

Production volumes from the Company’s natural gas interests in the second quarter 2016 totaled 157 thousand MCF, sold at an average price of $3.21 per MCF, compared to 183 thousand MCF, sold at an average price of $3.66 per MCF, in the comparable 2015 quarter.  Production volumes in the first six months 2016 from natural gas interests totaled 318 thousand MCF, sold at an average price of $2.95 per MCF, compared to the first six months 2015 when 371 thousand MCF was produced and sold at an average price of $3.70 per MCF.  The Company’s 2016 average prices per MCF were lower than the prior year’s average prices primarily due to decreases in natural gas and natural gas liquids prices.

The Company’s gross profit was $7.2 million in the second quarter 2016, compared to $7.0 million in the comparable 2015 quarter, an increase of $0.2 million, or 3.3%. Gross profit in the first six months 2016 was $15.1 million, an increase of $2.2 million, or 17.2%, from $12.9 million in the first six months 2015.

Included in gross profit in the second quarter and first six months 2016 were $7.2 million and $15.2 million, respectively, from the Company’s lime and limestone operations, compared to $6.8 million and $12.5 million, respectively, in the comparable 2015 periods.  The increased gross profit for the Company’s lime and limestone operations in the second quarter and first six months 2015 resulted primarily from the increased revenues discussed above and an increase in the rate at which non-cash depletion expense was recorded in the 2016 periods.

Gross profit from the Company’s natural gas interests decreased to losses of $4 thousand and $0.1 million in the second quarter and first six months 2016, respectively, from profits of $0.2 million and $0.4 million, respectively, in the comparable 2015 periods.  The decreased gross profit for the Company’s natural gas interests resulted primarily from the decreased revenues discussed above.

Interest expense decreased $0.5 million and $0.8 million in the second quarter and first six months 2016, respectively, compared to the comparable 2015 periods.  The decreases in interest expense resulted from the Company’s repayment of the $15.4 million then-outstanding balance of its term loans in May 2015 and the Company’s repurchase of the related interest rate hedges in the second quarter 2015.

During the second quarter 2015, the Company also terminated the Corson Pension Plan, which required a cash payment of $0.2 million and resulted in a second quarter expense of $0.9 million ($0.6 million, net of tax benefit), included in other (income) expense, net, that was previously included in accumulated other comprehensive loss.  As a result of the termination of the Corson Pension Plan, the Company will not have to make any future contributions to the Plan.

The Company reported net income of $3.7 million ($0.66 per share diluted) in the second quarter 2016, compared to net income of $2.6 million ($0.46 per share diluted) in the second quarter 2015, an increase of $1.1 million, or 44.1%.  In the first six months 2016, net income increased $2.8 million, or 57.5%, to $7.8 million ($1.39 per share diluted), compared to $4.9 million ($0.88 per share diluted) in the first six months 2015.

 “We are pleased that the increased demand for our lime and limestone products from our construction customers that began in the last half of 2015 continued into the first half 2016, although demand and pricing from our other customers remain a challenge,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable on Septembeer 16, 2016 to shareholders of record at the close of business on August 26, 2016.

*         *         *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), industrial (including paper and glass manufacturers), metals (including steel producers), roof shingle, oil and gas services and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
INCOME STATEMENTS

Revenues
Lime and limestone operations	$32,376	$31,779	$65,530	$61,141
Natural gas interests	504	671	936	1,373
Total	$32,880	$32,450	$66,466	$62,514

Gross profit
Lime and limestone operations	$7,245	$6,809	$15,174	$12,506
Natural gas interests	(4)	204	(85)	371
Total	$7,241	$7,013	$15,089	$12,877
Operating profit	$4,910	$4,613	$10,358	$8,078
Interest expense	63	590	122	912
Other (income) expense, net	(80)	712	(123)	705
Income tax expense	1,240	752	2,606	1,537
Net income	$3,687	$2,559	$7,753	$4,924

Income per share of common stock:
Basic	$0.66	$0.46	$1.39	$0.88
Diluted	$0.66	$0.46	$1.39	$0.88
Weighted-average shares outstanding:
Basic	5,565	5,599	5,571	5,598
Diluted	5,568	5,605	5,574	5,605
Cash dividends per share of common stock	$0.125	$0.125	$0.25	$0.25

			June 30,	December 31,
			2016	2015
BALANCE SHEETS
Assets:
Current assets			$94,722	$91,961
Property, plant and equipment, net			103,327	104,378
Other assets, net			151	160
Total assets			$198,200	$196,499
Liabilities and Stockholders’ Equity:
Current liabilities			$6,221	$8,742
Deferred tax liabilities, net			19,280	19,184
Other liabilities			1,889	1,946
Stockholders’ equity			170,810	166,627
Total liabilities and stockholders’ equity			$198,200	$196,499

- end -